SUPPLEMENT TO
AMENDED AND RESTATED INVESTMENT ADVISORY  CONTRACT

PIMCO Variable Insurance Trust 650 Newport Center Drive Newport Beach, California 92660
October 21, 2016 Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660

RE:	PIMCO Global MultiAsset Managed Volatility Portfolio and PIMCO
Global Advantage(r) Strategy Bond  Portfolio   (the  Portfolios)

Dear Sirs:

PIMCO Variable Insurance Trust (the Trust) and Pacific Investment
Management Company LLC (the Adviser) have entered into an Amended and Restated Investment Advisory Contract dated February 23, 2009
(the Contract).

The Trust and the Adviser hereby agree to amend the Contract as of the date hereof as follows:

i.	all references to the PIMCO Global MultiAsset Managed Volatility
Portfolio are deleted and replaced with the PIMCO Balanced Allocation
Portfolio;

ii.		all references to the PIMCO Global Advantage Strategy Bond
Portfolio are deleted and replaced with the PIMCO Global Core Bond (Hedged) Portfolio;


iii.	the PIMCO Balanced  Allocation Portfolios advisory fee rate is reduced from 1.00% to 0.66% of the average daily net assets attributable to the Portfolio; and


iv.	the PIMCO  Global  Core Bond  (Hedged)  Portfolios  advisory fee rate is reduced from 0.40% to 0.25% of the average daily net assets attributable to the Portfolio.

Accordingly, the current Exhibit A is replaced with the new Exhibit A attached hereto.

If the foregoing correctly sets forth the agreement between the Trust and the Adviser , please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:
Title: Vice President



ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By
Title: Managing Director

Investment Advisory Contract
EXHffiiTA
(as of October 21, 2016)

PIMCO Variable Insurance Trust


Portfolio	Investment
Advisory Fee#

PIMCO All Asset Portfolio

PIMCO All Asset All Authority Portfolio PIMCO Balanced Allocation Portfolio

PIMCO CommodityRealReturn Strategy Portfolio

PIMCO Diversified Income Portfolio PIMCO Emerging Markets Bond Portfolio PIMCO Foreign Bond Portfolio (Unhedged)

PIMCO Foreign Bond Portfolio (U.S. DollarHedged) PIMCO Global Bond Portfolio (Unhedged)

PIMCO Global Core Bond (Hedged) Portfolio PIMCO Global Diversified Allocation Portfolio

PIMCO Global MultiAsset Managed Allocation Portfolio

PIMCO High Yield Portfolio PIMCO Income Portfolio

PIMCO LongTerm U.S. Government Portfolio PIMCO Low Duration Portfolio

PIMCO Money Market Portfolio PIMCO Real Return Portfolio PIMCO ShortTerm Portfolio PIMCO Total Return Portfolio

PIMCO Unconstrained Bond Portfolio

0.175%
0.20%
0.66%
0.49%
0.45%
0.45%
0.25%
0.25%
0.25%
0.25%
0.45%
0.90%
0.25%
0.25%
0.225%
0.25%
0.12%
0.25%
0.25%
0.25%
0.60%



# Each Portfolio may invest in shares of PIMCO Funds: Private Account Portfolio Series PIMCO ShortTerm Floating NAV Portfolio III (the PAPS ShortTerm Floating NAV Portfolio III), a series of PIMCO Funds. The PAPS ShortTerm Floating NAV Portfolio III is offered only to series of the Trust (each an Investing Fund) or other series of registered investment companies for which PIMCO serves as investment adviser. The PAPS ShortTerm Floating NAV Portfolio III does not pay an investment advisory fee to PIMCO. By investing in the PAPS ShortTerm Floating NAV Portfolio III, each Investing Fund agrees that 0.005% of the fee that each Investing Fund is currently obligated to pay PIMCO as indicated on this Exhibit A, will be designated as compensation for the investment advisory services PIMCO provides to the PAPS ShortTerm Floating NAV Portfolio III under its investment advisory contract with PIMCO.